Filed Pursuant to Rule 424(b)(2)
Registration No. 333-281375

Prospectus Supplement

(To Prospectus dated August 8, 2024)

$300,000,000

Independent Bank Corp.

7.25% Fixed-to-Floating Rate Subordinated Notes due 2035

Independent Bank Corp. (“Independent”, the “Company”, “we” or “our”) is offering $300,000,000 aggregate principal amount of our 7.25% Fixed-to-Floating Rate Subordinated Notes due 2035 (which we refer to herein as the “Notes”). The Notes will rank equally in right of payment with our unsecured subordinated debt that is not subordinated in right of payment to the Notes.

The Notes will mature on April 1, 2035. From and including the date of original issuance to, but excluding, April 1, 2030 (unless redeemed prior to such date), the Notes will bear interest at a rate of 7.25% per year, payable semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2025. From and including April 1, 2030 to, but excluding, the maturity date (unless redeemed prior to such date), the Notes will bear interest at a floating rate per year equal to the Benchmark (which is expected to be Three-Month Term Secured Overnight Funding Rate (“SOFR”)) (subject to the provisions described under “Description of the Notes—Payment of Principal and Interest—Floating Rate Period” in this prospectus supplement), plus 353 basis points, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2030. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. Prior to this offering, there has been no public market for the Notes. The Notes will not be listed on any securities exchange or included in any automated dealer quotation system.

We may redeem the Notes, at our sole option, beginning with the interest payment date of April 1, 2030 and on any interest payment date thereafter, in whole or in part (an “Optional Redemption”), at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption, subject to prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), to the extent that such approval is then required under the rules of the Federal Reserve Board and the applicable laws or regulations, including capital regulations. The Notes may not otherwise be redeemed by us prior to the scheduled maturity of the Notes, unless certain events occur, as described under “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

The Notes will be unsecured obligations of ours and will be subordinated and junior in right of payment to the prior payment in full of all our existing and future senior indebtedness (as defined in our subordinated debt indenture under which the Notes are to be issued (the “Indenture”) and described under “Description of the Notes—Subordination of the Notes” in this prospectus supplement), whether secured or unsecured. No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible or exchangeable for any other securities or property. Because Independent is a holding company, our cash flows, and, consequently, our ability to pay and discharge our obligations, including the principal of, and interest on, our debt securities, depends on dividends, distributions and other payments made to us by our subsidiaries, primarily our wholly-owned subsidiary, Rockland Trust Company, which is a Massachusetts trust company chartered in 1907 (“Rockland Trust”), and funds we obtain from our corporate borrowings or sales of our securities. Our right to receive any dividends or to receive any payments or distributions of cash or other assets from our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in the proceeds of those payments or distributions, are structurally subordinated to the prior claims of our subsidiaries’ respective creditors, including the depositors of Rockland Trust, except to the extent that we may be a creditor with recognized claims against any such subsidiary. The Notes are obligations of Independent only and are not obligations of, and are not guaranteed by, any of our subsidiaries, including Rockland Trust.

Investing in the Notes involves certain risks. Before investing in the Notes, you should consider the information under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”), which is incorporated herein by reference.

	Per Note	Total

Public offering price(1)	100.000%	$300,000,000

Underwriting discount(2)	1.000%	$3,000,000

Proceeds, before expenses, to Independent	99.000%	$297,000,000

(1)	Plus accrued interest, if any, from the original issue date.
(2)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve Board, any state securities commission nor any other regulatory body has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants against payment therefor in immediately available funds on or about March 25, 2025, which is the third business day following the date of pricing of the Notes (such settlement being referred to as “T+ 3”). See “Underwriting” for details.

Joint Book-Running Managers

Prospectus Supplement, dated March 20, 2025

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, dated August 8, 2024, gives more general information about the securities that we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”), using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under the headings “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither Independent nor the underwriters have authorized anyone to provide you with different or additional information from that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of the Company. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared. We and the underwriters are offering to sell the Notes, and seeking offers to buy the Notes, only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of our securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference into this prospectus supplement or the accompanying prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms.

These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

A number of important factors could cause our actual results to differ materially from those indicated in these forward-looking statements, including those factors identified in “Risk Factors” in Item 1A. of the 2024 Annual Report, which is incorporated by reference herein, and include the following:

•	adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;

•

events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposit and significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;

•	the effects to the Company of an increasingly competitive labor market, including the possibility that the company will have to devote significant resources to attract and retain qualified personnel;

•

the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, whether caused by geopolitical concerns, including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas and the possible expansion of such conflicts, political and policy changes or uncertainties associated with the new U.S. presidential administration, changes in U.S. and international trade policies, or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;

•

unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company’s business caused by adverse weather conditions and natural disasters, public health crises or other external events and any actions taken by governmental authorities in response to any such events;

•	adverse changes or volatility in the local real estate market;

•

changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;

•

failure to consummate or any delay in consummating the acquisition of Enterprise (as defined below), including as a result of any failure to obtain the necessary regulatory approvals, to obtain Enterprise shareholder approval or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all;

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•

risks related to the Company’s pending acquisition of Enterprise and acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of goodwill and/or other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated;

•

the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, including as a result of intensified regulatory scrutiny in the aftermath of regional bank failures and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;

•

increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;

•

inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence;

•	electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•

the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;

•

changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;

•	the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;

•

changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•

operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business; and

•	any unexpected material adverse changes in the Company’s operations or earnings.

The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements included in the 2024 Annual Report, which is incorporated by reference herein. If one or

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more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Independent has filed with the SEC as described under “Where You Can Find More Information”.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Notes. You should also read this prospectus supplement and the accompanying prospectus, including “Risk Factors,” and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Independent

Independent is a state chartered, federally registered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is the sole stockholder of Rockland Trust. Rockland Trust provides a wide range of banking, investment and financial services, operating with over 120 retail branches, as well as a network of commercial and residential lending centers, and investment management offices primarily in Eastern Massachusetts, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services.

As of December 31, 2024, Independent had total assets of $19.4 billion, total deposits of $15.3 billion, and stockholders’ equity of $3.0 billion.

Pending Merger with Enterprise

Enterprise Bancorp, Inc. (“Enterprise”) is a Massachusetts corporation and registered bank holding company headquartered in Lowell, Massachusetts. Enterprise was incorporated under Massachusetts law in 1996 to become the holding company of Enterprise Bank and Trust Company (“Enterprise Bank”), a Massachusetts trust company chartered in 1989. Enterprise operates its business from 27 banking offices in the northeastern Massachusetts and southeastern New Hampshire areas.

As of December 31, 2024, Enterprise had total assets of $4.8 billion, total deposits of $4.2 billion, and total shareholders’ equity of $361 million.

On December 8, 2024, Enterprise, Enterprise Bank, Independent, and Rockland Trust entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Enterprise will merge with and into Independent, with Independent as the surviving entity (the “Initial Merger”). The Merger Agreement further provides that, following the Initial Merger, Enterprise Bank will merge with and into Rockland Trust, with Rockland Trust as the surviving entity (together with the Initial Merger, the “Merger”). Upon the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of Enterprise common stock outstanding immediately prior to the effective time will be converted into the right to receive 0.60 shares of Independent common stock and $2.00 in cash. Based on the closing price of Independent common stock as of December 9, 2024, the total consideration of the transaction, consisting of cash and stock, is valued at approximately $562 million in aggregate.

The acquisition of Enterprise is expected to be a continuation of our successful long-term acquisition strategy of expanding gradually into new geographic areas and acquiring companies with a compelling financial profile. The acquisition is expected to expand our footprint by adding over $4 billion in deposits in demographically attractive markets, including Northern Massachusetts and Southern New Hampshire, and over $1.5 billion in wealth assets under administration in adjacent markets, while creating more density in Eastern Massachusetts with an opportunity to cross-sell a broader product set into the Enterprise customer base. We believe Enterprise is an attractive target due to, among other attributes, its low-cost deposit base, comprised of over 83% core deposits and its history of strong asset quality with minimal charge-offs. Additionally, we share a similar culture, customer base, and community focus alongside complementary business models. From a financial perspective, we believe the combined balance sheet positions Independent well for further net interest margin expansion and pro forma profitability.

The Merger is expected to close in the second half of 2025 subject to customary closing conditions, including regulatory approvals and approval of Enterprise shareholders. The closing of this offering is not conditioned upon the consummation of the Merger. If the Merger is not consummated, there will be no special mandatory redemption for the Notes. See “Risk Factors—Risks Related to the Merger—This offering is expected to occur prior to, and is not conditioned upon, the consummation of the Merger.”

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between Independent and Enterprise rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterization of the actual state of facts about Independent or Enterprise. A copy of the Merger Agreement is filed as an exhibit to the 2024 Annual Report.

Corporate Information

Our principal executive offices are located at 288 Union Street, Rockland, Massachusetts 02370 and our telephone number is (781) 982-6737. Our website address is www.RocklandTrust.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus supplement or to be part of this prospectus supplement.

THE OFFERING

This summary should be read together with this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus, which are described under “Incorporation of Certain Information by Reference,” including the section entitled “Risk Factors” below and “Item 1A. Risk Factors” of the 2024 Annual Report. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.”

Issuer	Independent Bank Corp.

Securities Offered	$300,000,000 aggregate principal amount of 7.25% Fixed-to-Floating Rate Subordinated Notes due 2035.

Maturity Date	April 1, 2035.

Issue Price	100.000% plus accrued interest, if any, from and including March 25, 2025.

Interest Rate

The Notes will bear interest: (i) from and including the date of issuance to, but excluding, April 1, 2030 (unless redeemed prior to such date), at a rate of 7.25% per year and (ii) from and including April 1, 2030 to, but excluding, the maturity date (unless redeemed prior to such date), at a floating rate per year equal to the Benchmark (which is expected to be Three-Month Term SOFR) plus 353 basis points. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero.

For each floating rate interest period during the Floating Rate Period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes”).

Interest Payment Dates	From and including the date of issuance to, but excluding, April 1, 2030, interest on the Notes will be payable semiannually in arrears on each April 1 and October 1 of each year, commencing on October 1, 2025. From and including April 1, 2030, interest on the Notes will be payable quarterly in arrears on each January 1, April 1, July 1 and October 1 of each year commencing on July 1, 2030.

Record Dates

The interest payable on the Notes on any Fixed Period Interest Payment Date (as defined under “Description of the Notes”) will, except as noted below, be paid to the person in whose name the Notes are registered at the close of business on the March 15 or September 15 (whether or not a business day) immediately preceding the Fixed Period Interest Payment Date.

The interest payable on the Notes on any Floating Period Interest Payment Date, subject to certain exceptions, will be paid to the person in whose name such note is registered at the close of business on the March 15, June 15, September 15 or December 15 (whether or not a business day) immediately preceding the Floating Period Interest Payment Date.

No Guarantees	The Notes will not be guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Subordination; Ranking.”

Subordination; Ranking

The Notes will be unsecured, subordinated obligations of Independent and:

•  will rank junior in right of payment and upon our liquidation to any of our existing and future senior indebtedness, whether secured or unsecured;

•  will rank equal in right of payment and upon our liquidation with any of our future subordinated indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidence of indebtedness of types that include the Notes;

•  will rank senior in right of payment and upon our liquidation to (i) our existing junior subordinated debentures underlying outstanding trust preferred securities, and (ii) any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other types of indebtedness that include the Notes; and

•  will be structurally subordinated to all of the existing and future indebtedness, deposits and other liabilities of Rockland Trust and our other current and future subsidiaries, including, without limitation, Rockland Trust’s liabilities to depositors in connection with the deposits in Rockland Trust, its liabilities to general creditors and its liabilities arising during the ordinary course or otherwise.

As of December 31, 2024, we had $639 million of borrowings outstanding with the Federal Home Loan Bank of Boston, no subordinated indebtedness outstanding ranking equally with the Notes and $61 million of junior subordinated indebtedness on a gross basis (which was comprised of our existing junior subordinated debentures) outstanding ranking junior to the Notes.

Because we are a holding company, our cash flows and, consequently, our ability to pay and discharge our obligations, including the principal of, and interest on, our debt securities depend on the dividends paid, and the distributions and other payments made, to us by our subsidiaries, and funds we obtain from our corporate borrowings or by selling our securities. Our right to receive any dividends or to receive any payments or distributions of cash or other assets from our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the Notes to participate in the proceeds of those dividends, payments or distributions, are structurally subordinated to the claims of our subsidiaries’ respective creditors, including the depositors of Rockland Trust. As of December 31, 2024, Rockland Trust and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $16.4 billion, excluding intercompany liabilities. For more information, see “Description of the Notes—Subordination of the Notes” in this prospectus supplement.

Redemption

We may redeem the Notes, at our sole option, beginning with the interest payment date of April 1, 2030 and on any interest payment date thereafter, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve Board, to the extent that such approval is then required under the rules of the Federal Reserve Board (an “Optional Redemption”).

Other than in the case of an Optional Redemption, the Notes may not be redeemed by us prior to maturity, except that we may, at our option, upon or after the occurrence of any of the events listed below and subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under the rules of the Federal Reserve Board, redeem the Notes prior to maturity, in whole, but not in part, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date. For more information, see “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in this prospectus supplement.

Events of Default; Remedies	The Notes will contain customary payment, covenant and insolvency events of default. The trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the trustee or the holders of the Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or accrued and unpaid interest on, the Notes. See “Description of the Notes—Events of Default; Limitation on Suits” in this prospectus supplement.

Denomination; Form	The Notes will be issued and may be transferred only in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The Notes will be evidenced by a global note deposited with the trustee for the Notes, as custodian for The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes—General.”

Sinking Fund	There is no sinking fund for the Notes.

Further Issuances	We may, without the consent of the holders of the series of our debt securities of which the Notes offered hereby are a part, from time to time, issue additional notes of that series ranking equally with the Notes and identical to the Notes previously issued in all respects, including the same terms as to interest rate, maturity, and redemption rights except as otherwise noted under “Description of the Notes” in this prospectus supplement. We may issue an unlimited principal amount of additional senior and subordinated notes of Independent in the future without the consent of the holders of the Notes.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $296.1 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include redeeming the Enterprise Notes (as defined herein) following the consummation of the Merger. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in the Notes involves certain risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and “Risk Factors” on page 7 of the accompanying prospectus, and in the documents incorporated by reference herein and in the accompanying prospectus, for information regarding risk factors you should consider before investing in the Notes.

Trustee	U.S. Bank Trust Company, National Association, acts as the trustee under the Indenture.

Calculation Agent	We intend to appoint a calculation agent for the Notes prior to the commencement of the Floating Rate Period. We will act as the initial calculation agent.

Listing	The Notes will not be listed on any securities exchange or included in any automated dealer quotation system. There is no assurance that an active trading market in the Notes will develop or exist after the issuance of the Notes.

U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations of purchasing, owning and disposing of the Notes, see “Certain U.S. Federal Income Tax Considerations.”

Certain ERISA Considerations	For a discussion of certain prohibited transactions and fiduciary duty issues pertaining to purchases by or on behalf of an employee benefit plan, see “Certain ERISA Considerations.”

Governing Law	The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

RISK FACTORS

An investment in the Notes involves a significant degree of risk and uncertainty. Before investing in the Notes, you should carefully consider the risks and uncertainties described below and in the 2024 Annual Report, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Any of such risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Notes

The Notes are unsecured and subordinated to our senior indebtedness and to the obligations of our subsidiaries.

The Notes are our subordinated, unsecured obligations and, consequently, are junior in right of payment to all of our secured and unsecured senior indebtedness that we incur in the future. As a result, in the event of the insolvency, bankruptcy, receivership, liquidation or other marshalling of the assets and liabilities of Independent, the holders of the senior indebtedness would be entitled to have the full amounts of principal of, and premium, if any, and interest on, senior indebtedness prior to the holders of the Notes receiving any payment of principal of, or interest on, the Notes. In addition, if a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness occurs and is continuing past any applicable grace period or if any event of default occurs and is continuing with respect to any senior indebtedness or would occur as a result of a payment of principal of, or interest on, the Notes and that event of default would permit the holders of such senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity of such senior indebtedness, we may not pay the principal of, or any interest on, the Notes until such default or event of default with respect to the senior indebtedness is cured or waived or otherwise ceases to exist.

The Indenture does not limit the amount of additional indebtedness or senior indebtedness that we may incur or the amount of indebtedness that our subsidiaries, including Rockland Trust, may incur. As a consequence of the subordination of the Notes to our senior indebtedness, an investor in the Notes might lose all or some of its investment should we liquidate or become insolvent. In such an event, our assets would be available to pay the principal of and accrued and unpaid interest on the Notes only after all of our senior indebtedness has been paid in full. Moreover, we could issue other subordinated debt securities that would rank equally in right of payment to the Notes. In the event of our liquidation or any liquidation, reorganization or other insolvency proceedings under the U.S. Bankruptcy Code or any other insolvency law, the Notes, together with such other subordinated debt securities and any of our other general, unsecured obligations that do not constitute senior indebtedness and rank equally with the Notes will share pro rata in our assets remaining for payment of such obligations after we have paid all of our senior indebtedness in full.

The Notes will be structurally subordinate to the obligations of Rockland Trust and our other subsidiaries, and the holders of those obligations will be entitled to receive payment in full of those obligations before we participate in any distribution of the assets of Rockland Trust and our other subsidiaries in the event of their liquidation or insolvency.

The Notes are obligations exclusively of Independent and are not obligations of Rockland Trust. Rockland Trust is a separate and distinct legal entity from us, will not be an obligor with respect to the Notes, will not guarantee the payment of the Notes and will have no obligation to pay any amounts to us, including any dividends or other distributions, or to provide Independent with funds to meet or discharge our obligations or liabilities, including the Notes.

Our rights and the rights of our creditors, including the holders of the Notes, to participate in any distribution of the assets of Rockland Trust (either as a shareholder or as a creditor), upon a liquidation, reorganization, insolvency or receivership of Rockland Trust (and the consequent right of the holders of the Notes to participate in those assets after repayment of our senior indebtedness), will be subject to the claims of the creditors of Rockland Trust, including depositors of Rockland Trust. As a consequence of the foregoing, the Notes will be structurally subordinate to all of the obligations and liabilities of Rockland Trust and our other subsidiaries.

You should not rely on indicative or historical data concerning SOFR.

The interest rate during the Floating Rate Period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement), which is expected to be Compounded SOFR (see the description under “Description of the Notes—Effect of Benchmark Transition Event”). In the following discussion of SOFR, when we refer to SOFR-linked Notes, we mean the Notes at any time during the Floating Rate Period when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.

FRBNY states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

On July 29, 2021, the Alternative Reference Rates Committee convened by the Federal Reserve Board and FRBNY formally recommended the use of the CME Group’s computation of forward-looking SOFR term rates, which are calculated by the CME Group based on SOFR futures. It is currently anticipated that Three-Month Term SOFR, for purposes of the Notes, will be based on the CME Group’s forward-looking SOFR term rates with a tenor of three months. FRBNY started publishing SOFR in April 2018. FRBNY has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. You should not rely on such historical indicative data or on any historical changes or trends in SOFR as an indicator of the future performance of SOFR.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates, and SOFR over time may bear little or no relation to the historical actual or historical indicative data. In addition, the return on and value of the SOFR-linked Notes may fluctuate more than floating rate securities that are linked to other rates.

Changes in SOFR could adversely affect the amount of interest that accrues on the SOFR-linked Notes and the trading prices for the SOFR-linked Notes.

Because SOFR is published by FRBNY based on data received from other sources, we have no control over its determination, calculation or publication. There can be no assurance that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the SOFR-linked Notes. If the manner in which SOFR is calculated is changed, that change may result in a change in the amount of interest that accrues on the SOFR-linked Notes during the Floating Rate Period, which may adversely affect the trading prices of the SOFR-linked Notes. In addition, the interest rate on the SOFR-linked Notes for any day will not be adjusted for any modification or amendment to SOFR for that day that FRBNY may publish if the interest rate for that day has already been determined prior to such publication. Further, if the Benchmark on the notes during the Floating Rate Period on any determination date declines to zero or becomes negative, the Benchmark will be deemed to equal zero. In addition, once the Benchmark for the SOFR-linked Notes for each floating rate interest period during the Floating Rate Period is determined by the calculation agent on the determination date, interest on the SOFR-linked Notes shall accrue at such Benchmark plus 353 basis points for the applicable floating rate interest period and will not be subject to change during such interest period. There is no assurance that changes in SOFR could not have a material adverse effect on the yield on, value of and market for the SOFR-linked Notes.

Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.

Under the benchmark transition provisions of the Notes, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for such interest period and all subsequent floating rate interest periods during the Floating Rate Period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment) plus 353 basis points. However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first available Benchmark Replacement, is the compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the calculation agent as described under “Description of the Notes,” while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.

A change in the Benchmark may be treated as a significant modification of the Notes for tax purposes, which could result in taxable gain or loss to holders.

If a term of the Notes, such as the interest rate, is altered and the degree to which the Notes are altered is economically significant, the Notes will be treated as exchanged for the modified Notes for federal tax purposes. A deemed exchange of the Notes could result in gain or loss to the holders. Thus, if the Benchmark is replaced with a rate other than the Three-Month Term SOFR, such replacement could adversely affect the holders of the Notes.

The implementation of Benchmark Replacement Conforming Changes could adversely affect the amount of interest that accrues on the Notes and the trading prices for the Notes.

Under the benchmark transition provisions of the Notes, if a Benchmark Transition Event occurs with respect to Three-Month Term SOFR or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body determining Compounded SOFR, (ii) the Relevant Governmental Body that selects or recommends the alternative rate for the then-current Benchmark for the applicable Corresponding Tenor, (iii) ISDA or (iv) in certain circumstances, the calculation agent (which will initially be Independent). In addition, the benchmark transition provisions expressly authorize the calculation agent to make certain technical, administrative, or operational changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the definition of floating rate interest period, the timing and frequency of determining rates with respect to each floating rate interest period and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any floating rate interest period during the Floating Rate Period, which could adversely affect the yield on, value of, and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

Also, since SOFR and Term SOFR are relatively new market indices, SOFR-linked debt securities may not have an established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR or Term SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if Term SOFR or SOFR does not prove to be widely used in securities similar to the Notes, the trading price of the Notes may be lower than those of debt securities linked to such rates that are more widely used. Debt securities indexed to Term SOFR (as the Notes will be) may not be able to be sold at all or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The amount of interest payable on the Notes will vary after April 1, 2030.

From and including April 1, 2030 to, but excluding, the maturity date (unless redeemed prior to such date), the Notes will bear interest at a floating rate per annum equal to the Benchmark (each subject to the provisions described under “Description of the Notes—Payment of Principal and Interest” in this prospectus supplement), plus 353 basis points, payable quarterly in arrears on each January 1, April 1, July 1, and October 1 of each year, commencing on July 1, 2030. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero. Because the Benchmark is a floating rate, the interest rate on the Notes will vary from floating rate interest period to floating rate interest period after April 1, 2030. The interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if the Benchmark increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial, and political events that are important in determining the existence, magnitude, and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

We will act as the initial calculation agent and may have economic interests adverse to the interests of the holders of the Notes.

The calculation agent will determine the interest rate during the Floating Rate Period, and we cannot assure you that we will appoint an independent third-party calculation agent at any time. We will act as the initial calculation agent for the Notes. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us or by an affiliate acting as calculation agent, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as a calculation agent may have economic interests that are adverse to the interests of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination by us (or an affiliate), as the calculation agent, under the terms of the Notes will be final and binding absent manifest error.

Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

We may redeem the Notes, at our sole option, beginning with the interest payment date of April 1, 2030 and on any interest payment date thereafter, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve Board, to the extent that such approval is then required under the rules of the Federal Reserve Board. Other than in the case of an Optional Redemption, the Notes may not be redeemed by us prior to maturity, except that we may, at our option, upon or after the occurrence of any of the events listed below and subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under the rules of the Federal Reserve Board, redeem the Notes prior to maturity, in whole, but not in part, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date.

If the interest payable on the Notes on or after April 1, 2030 is higher than the yield payable in respect of a comparable issuer and security, it is more likely that we would exercise our optional right to redeem the Notes on or after April 1, 2030 and prior to their stated maturity. In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See “Description of the Notes—Optional Redemption and Redemption Upon Special Events.”

Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve Board regulations, unless the Federal Reserve Board authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve Board that, following redemption, we will continue to hold capital commensurate with our risk.

The Notes will not be obligations of, or insured or guaranteed by, the FDIC, any other governmental agency or any of our subsidiaries.

The Notes will be obligations of Independent only and will not be obligations of, or guaranteed or insured by, the FDIC, any other governmental agency or any of our subsidiaries, including Rockland Trust.

We may incur a substantial level of debt that could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the Notes.

Neither we, nor any of our subsidiaries, are subject to any limitations under the terms of the Indenture from issuing, accepting or incurring any amount of additional debt, deposits or other liabilities, including senior indebtedness or other obligations ranking senior to or equally with the Notes. We expect that we and our subsidiaries will incur additional debt and other liabilities from time to time, and our level of debt and the risks related thereto could increase.

A substantial level of debt could have important consequences to holders of the Notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the Notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage relative to our competitors that have less debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our existing debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether, if this were to occur, we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

The Indenture has limited covenants and does not contain any limitations on our ability to grant or incur a lien on our assets, sell or otherwise dispose of assets, pay dividends or repurchase our capital stock, which means your investment may not be protected.

In addition to the absence of any restrictions on us or our subsidiaries on incurring any additional debt or other liabilities, we are not restricted under the Indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities. Also, there are no covenants in the Indenture requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations. You are not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect our ability to make payments on the Notes when due.

We are a holding company with limited operations, and depend on Rockland Trust and our other subsidiaries for the funds required to make payments on the Notes. Our access to funds from Rockland Trust may become limited, thereby restricting our ability to make payments on our obligations.

Independent is a separate and distinct legal entity from Rockland Trust and our other subsidiaries. Our principal sources of funds to make payments on the Notes and our other obligations are dividends, distributions and other payments from Rockland Trust. Our ability to receive dividends from Rockland Trust is contingent on a number of factors, including the ability of Rockland Trust to meet applicable regulatory capital requirements, the profitability and earnings of Rockland Trust, and the general strength of its balance sheet.

Federal and state banking regulations limit dividends from Rockland Trust to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, limits exist on banks paying dividends in excess of net profits for specified periods. As of December 31, 2024, Rockland Trust is generally able to pay dividends to us to the extent of net profits at the bank level while remaining well capitalized without submitting an application to the FDIC or the Massachusetts Division of Banks. For calendar year 2024, Rockland Trust paid dividends of $183.8 million. At December 31, 2024, we held $110.1 million of cash on deposit at Rockland Trust, an amount sufficient to pay dividends and cover our operating expenses. In addition, federal bank regulatory agencies and the Massachusetts Division of

Banks have the authority to prohibit Rockland Trust from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of Rockland Trust, could be deemed an unsafe or unsound practice.

Dividend payments from Rockland Trust would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if Rockland Trust is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, Rockland Trust is subject to restrictions under federal law that limit its ability to transfer funds or other items of value to us whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by Rockland Trust with us are limited to 10% of Rockland Trust’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of Rockland Trust’s capital stock and surplus. Moreover, loans and extensions of credit by Rockland Trust to its affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms.

Accordingly, we can provide no assurance that we will receive dividends or other distributions from our subsidiaries, including Rockland Trust, in an amount sufficient to pay interest on or principal of the Notes.

We may not be able to generate sufficient cash to service all of our debt, including the Notes.

Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of Rockland Trust. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limiting distributions to us from Rockland Trust and required capital levels with respect to Rockland Trust, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the guidelines of the Federal Reserve Board regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” of Independent under the Federal Reserve Board’s regulatory capital rules and guidelines. Pursuant to federal law and the Federal Reserve Board regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. We may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates or at any other time or the principal of the Notes at the maturity of the Notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of Rockland Trust and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us or Rockland Trust. There is no automatic acceleration, or right of acceleration, in the case of default in the payment of principal of or interest on the Notes, or in the performance of any of our other obligations under the Notes or the Indenture. Our regulators can, in the event we or Rockland Trust becomes subject to an enforcement action, prohibit Rockland Trust from paying dividends to us, and prevent payment of interest or principal on the Notes and any dividends on our capital stock, but such limits will not permit acceleration of the Notes. See “Description of the Notes—Events of Default; Limitation on Suits.”

Your ability to transfer the Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Notes.

The Notes are a new issue of securities for which there is no established trading market, and we do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on a quotation system. The underwriters have advised us that they intend to make a market in the Notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes and may discontinue its market-making activities at any time without notice. In addition, the liquidity of the trading market for the Notes, if any, will depend upon, among other things, the number of holders of the Notes, our performance and prospects, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. As a result, we cannot provide you with any assurance regarding whether a trading market for the Notes will develop or the ability of holders of the Notes to sell their Notes.

If a trading market for the Notes develops, the market value of the Notes may be less than the principal amount of the Notes.

If a market develops for the Notes, the prices at which holders may be able to sell their Notes may be affected, potentially adversely, by a number of factors. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to maturity of the Notes; the ranking of the Notes; the aggregate amount outstanding of the Notes; any redemption or repayment features of the Notes; any changes in the ratings on the Notes provided by any rating agency; the prevailing interest rates being paid by other companies similar to us; the level, direction, and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally; the extent of any market-making activities with respect to the Notes; and the operating performance of Rockland Trust. Often, the only way to liquidate your investment in the Notes prior to maturity will be to sell the Notes. At that time, there may be a very illiquid market for the Notes or no market at all. Accordingly, if you sell your Notes in the secondary market, you may not be able to obtain a price that will provide you with a desired yield, a price equal to the principal amount of the Notes or a price equal to the price that you paid for the Notes.

Rating agencies may change their practices for rating the Notes, which change may affect the market price for the Notes.

The rating agencies that currently or may in the future publish a rating for us, including Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading price of the Notes.

Our credit ratings may not reflect all risks of an investment in the Notes, and changes in our credit ratings may adversely affect your investment in the Notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current and historical information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time, or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the asset management industry as a whole and may change our credit rating based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Notes.

The credit ratings assigned to the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the Notes. In addition, any real or anticipated changes in our credit ratings will generally affect the trading market for, or the trading value of, the Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed in an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. No report of the rating agencies is incorporated by reference herein.

Changes in our credit ratings, operating results, corporate governance or the debt markets could adversely affect the market price of the Notes.

The market price for the Notes will depend on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our operating results, financial condition, financial performance and future prospects;

•	changes in our corporate governance;

•	our election to defer interest payments on the Notes; and

•

economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business and the financial markets generally, including continuing market volatility and uncertainty about the U.S. economy and other key economies, and sovereign credit and bank solvency concerns and other key economies.

Additionally, the market price of the Notes could be affected by the Merger. The price of the Notes may be adversely affected by unfavorable changes in these factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

Risks Related to the Merger

This offering is expected to occur prior to, and is not conditioned upon, the consummation of the Merger.

This offering is expected to occur in advance of the consummation of the Merger and is not conditioned upon the consummation of the Merger. We can provide no assurances that the Merger will occur or that we will realize the intended benefits even if such transaction is completed. Moreover, if the Merger is not consummated, there will be no special mandatory redemption for the Notes, and we will not be required to redeem the Notes.

In connection with the Merger, Independent will assume Enterprise’s outstanding debt obligations at closing, and Independent’s level of indebtedness following the completion of the Merger could limit its financial flexibility.

In connection with the Merger, Independent will assume Enterprise’s outstanding indebtedness, including the Enterprise Notes. Independent’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for Independent’s creditors and Independent’s shareholders. For example, it could limit Independent’s ability to obtain additional financing and require a portion of cash flow from operations to be dedicated to the payment of principal and interest on Independent’s indebtedness.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $296.1 million.

We intend to use the net proceeds from this offering for general corporate purposes, which may include redeeming the Enterprise Notes following the consummation of the Merger.

The closing of this offering is not conditioned upon the consummation of the Merger. If the Merger is not consummated, there will be no special mandatory redemption for the Notes. See “Risk Factors—Risks Related to the Merger—This offering is expected to occur prior to, and is not conditioned upon, the consummation of the Merger.” Enterprise currently has outstanding $59.8 million aggregate principal amount of fixed-to-floating rate subordinated notes maturing on July 15, 2030 (the “Enterprise Notes”). The Enterprise Notes bear interest at a rate of 5.25% per annum through July 15, 2025, at which point the Enterprise Notes become floating through maturity. The redemption of the Enterprise Notes, if any, will be made solely pursuant to a redemption notice delivered pursuant to the indenture governing the Enterprise Notes, and nothing contained in this prospectus supplement constitutes a notice of redemption of the Enterprise Notes.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

CAPITALIZATION

The following table sets forth cash and cash equivalents, liabilities, equity and regulatory capital ratios, on a consolidated basis, as of December 31, 2024:

•	on an actual basis; and

•

on an adjusted basis to give effect to the sale of the Notes in this offering for total net proceeds of approximately $296.1 million after deducting the underwriting discount and estimated offering expenses, and the use of proceeds therefrom.

The information presented in the following table reflects Independent’s information and does not give effect to the Merger with Enterprise, including the potential redemption of the Enterprise Notes following the consummation of the Merger. This information should be read together with the financial and other data in this prospectus supplement and in our reports filed with the SEC and the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the 2024 Annual Report, which have been filed with the SEC and are incorporated herein by reference.

	As of December 31, 2024
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$220	$516

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$4,391	$4,391
Savings and interest checking accounts	5,208	5,208
Money market	2,960	2,960
Time certificates of deposit	2,747	2,747

Total deposits	$15,306	$15,306

Short-term debt:
Federal Home Loan Bank borrowings(1)	$639	$639

Total short-term debt	$639	$639

Long-term debt:
7.25% Fixed-to-Floating Rate Subordinated Notes due 2035	$—	$300
Junior subordinated debentures:
Capital Trust V	52	52
Capital Trust I	5	5
Capital Trust II	6	6

Total long-term debt	$63	$363

Stockholders’ equity:
Common stock, $0.01 par value (75,000,000 shares authorized; 42,500,611 shares issued and outstanding as of December 31, 2024, actual and as adjusted)	0	0
Preferred stock, $0.01 par value (1,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2024, actual and as adjusted)	—	—
Value of shares held in rabbi trust at cost (78,088 shares as of December 31, 2024)	(3)	(3)
Deferred compensation obligation	3	3

	As of December 31, 2024
	Actual	As Adjusted
	(in millions)
Additional paid in capital	1,910	1,910
Retained earnings	1,173	1,173
Accumulated other comprehensive loss, net tax	(90)	(90)

Total stockholders’ equity:	2,993	2,993

Total capitalization:	$19,000	$19,300

Capital Ratios
Tier 1 leverage capital ratio	11.32%	11.14%
Common equity tier 1 capital ratio	14.65%	14.65%
Tier 1 risk-based capital ratio	14.65%	14.65%
Total risk-based capital ratio	16.04%	18.13%

(1)	Loans and securities with a carrying value of $3.8 billion and $3.9 billion at December 31, 2024 and 2023, respectively, were pledged to the Federal Home Loan Bank of Boston.

DESCRIPTION OF THE NOTES

We will issue the Notes under a subordinated debt indenture (the “Base Indenture”), to be dated as of March 25, 2025, between Independent Bank Corp., as the issuer, and U.S. Bank Trust Company, National Association (“U.S. Bank”), in its capacity as the indenture trustee, as amended and supplemented by a supplemental indenture to be dated March 25, 2025 (which will establish the Notes). We refer to the Base Indenture, as amended and supplemented by the supplemental indenture, as the Indenture, and we refer to U.S. Bank, in its capacity as the trustee under the Indenture, as the trustee. The Notes will be issued under and governed by the Indenture. You may request a copy of the Indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus. The following description of the terms of the Notes supplements, and, to the extent it is inconsistent therewith, replaces, the summary of certain provisions of our debt securities set forth in the accompanying prospectus, to which description reference is hereby made. The following summary of certain provisions of the Notes in this prospectus supplement and the summary of certain provisions of our debt securities in the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Notes and the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

For the purposes of this “Description of the Notes,” all references to “Independent Bank Corp.,” the “Company,” “our Company,” “we,” “us,” “our” and “ours” or similar references mean only Independent Bank Corp. and not any of its subsidiaries.

General

The Notes will be unsecured, subordinated obligations of the Company and will mature on April 1, 2035 unless redeemed prior to such date in accordance with the provisions set forth below under “—Optional Redemption and Redemption Upon Special Events.” The Notes will be issued and may be transferred only in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000.

Unless previously redeemed prior to maturity, we will repay the Notes at 100% of their principal amount, together with accrued and unpaid interest thereon to, but excluding, the maturity date (as defined below), at their maturity. We will pay the principal of and interest on the Notes in U.S. dollars.

The Notes will constitute our unsecured debt obligations and will rank equally among themselves, and will rank junior in right of payment to our senior indebtedness as described below in “—Subordination of the Notes.” No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible into or exchangeable for any other securities or property. The Notes will not be subject to defeasance or covenant defeasance. Except as described in this prospectus under “Form, Denomination, Transfer, Exchange and Book-Entry Procedures,” the Notes will be issued only in book-entry form and will be represented by one or more global Notes registered in the name of Cede & Co., as the nominee of DTC.

The Notes are a part of a series of our subordinated debt securities that will be established under the Base Indenture upon the execution by us and the trustee of the supplemental indenture. We may, from time to time, without notice to, or the consent of, the holders of the Notes, issue additional Notes ranking equally with the Notes and identical to the Notes previously issued in all respects (except for the issue date, the offering price, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes) in order that such additional Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes. However, any additional Notes of the series of which the Notes are a part that are issued and are not fungible with the outstanding Notes of such series for U.S. federal income tax purposes will be issued under one or more separate CUSIP numbers and ISIN numbers. No limit exists on the aggregate principal amount of the Notes of this series that we may issue in the future.

The Indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries, including Rockland Trust Company (“Rockland Trust”). The Indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios, as a general matter or in order to incur additional indebtedness or obligations, or to maintain any reserves. Moreover, neither the Indenture nor the Notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the Notes, to repurchase our stock or other securities, including any of the Notes, or to pay dividends or make other distributions to our shareholders. In addition, neither the Indenture nor the Notes contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in our credit quality, including resulting from a merger, takeover, recapitalization or similar restructuring or other events involving us or our subsidiaries that may adversely affect our credit quality.

The Notes and the Indenture are governed by and shall be construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

The Notes are not deposits in Rockland Trust and are not insured or guaranteed by the FDIC or any other government agency or instrumentality. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, Rockland Trust or any of our other subsidiaries or affiliates.

No recourse will be available for the payment of principal of or interest on any note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity, it being expressly understood that all such liability is waived and released as a condition of, and as a consideration for, the execution of the supplemental indenture and the issuance of the Notes.

Payment of Principal and Interest

Payment of the full principal amount of the Notes will be due on April 1, 2035 (the “maturity date”), unless the Notes are redeemed prior to the maturity date.

Fixed Rate Period

From and including the date of issuance to, but excluding, April 1, 2030 (unless redeemed prior to such date as contemplated below under “—Optional Redemption and Redemption Upon Special Events”), which we refer to as the “Fixed Rate Period,” the Notes will bear interest at a rate of 7.25% per year. During the Fixed Rate Period, interest on the Notes will accrue from and including March 25, 2025, and will be payable semiannually in arrears on  and  of each year during the Fixed Rate Period, each a “Fixed Period Interest Payment Date,” commencing on October 1, 2025. During the Fixed Rate Period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. The interest payable on the Notes on any Fixed Period Interest Payment Date will, except as noted below, be paid to the person in whose name the Notes are registered at the close of business on March 15 or September 15 (whether or not a business day (as defined below)) immediately preceding the Fixed Period Interest Payment Date. If any Fixed Period Interest Payment Date for the Notes or the date for the payment of principal for the Notes occurring during the Fixed Rate Period falls on a day that is not a business day, the Company will postpone the interest or principal payment to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest, principal or other payments with respect to such postponements.

Floating Rate Period

From and including April 1, 2030 to, but excluding, the maturity date (unless redeemed prior to such date as contemplated below under “—Optional Redemption and Redemption Upon Special Events”), which we refer to as the “Floating Rate Period,” the Notes will bear interest at a floating rate per year equal to the Benchmark (which is expected to be Three-Month Term SOFR), plus 353 basis points. Notwithstanding the foregoing, if the Benchmark is less than zero, the Benchmark shall be deemed to be zero.

During the Floating Rate Period, interest on the Notes will accrue from and including April 1, 2030 and will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, each a “Floating Period Interest Payment Date” and, together with any Fixed Period Interest Payment Date, an “Interest Payment Date,” commencing on July 1, 2030. During the Floating Rate Period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

For the purpose of calculating the interest on the Notes for each floating rate interest period during the Floating Rate Period when the Benchmark is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any floating rate interest period, as determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions. All percentages used in or resulting from any calculation of Three-Month Term SOFR shall be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. When we use the term “floating rate interest period” we mean the period from and including the immediately preceding Floating Period Interest Payment Date in respect of which interest has been paid or duly provided for, to, but excluding, the applicable Floating Period Interest Payment Date or maturity date or date of earlier redemption, if applicable (except that the first floating rate interest period will commence on April 1, 2030). See “—Calculation Agent.”

The following definitions apply to the foregoing definition of Three-Month Term SOFR:

“Benchmark” means, initially, Three-Month Term SOFR; provided that, if the calculation agent determines on or prior to the Reference Time for any floating rate interest period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such floating rate interest period and any subsequent floating rate interest periods.

“Corresponding Tenor” means (i) with respect to Term SOFR, three months, and (ii) with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“FRBNY’s Website” means the website of the Federal Reserve Bank of New York (the “FRBNY”) at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the calculation agent after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR” means the secured overnight financing rate published by the FRBNY, as the administrator of the Benchmark (or any successor administrator), on the FRBNY’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR as published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Three-Month Term SOFR selected by the calculation agent in its reasonable discretion).

“Three-Month Term SOFR Conventions” means any determination, decision, or election with respect to any technical, administrative, or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “floating rate interest period,” timing and frequency of determining Three-Month Term SOFR with respect to each floating rate interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the calculation agent determines is reasonably necessary).

The terms “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Replacement,” “Benchmark Replacement Adjustment,” and “Benchmark Transition Event” have the meanings set forth under the heading “—Effect of Benchmark Transition Event.”

Notwithstanding the foregoing paragraphs related to the determination of interest, if the calculation agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to Three-Month Term SOFR, then the provisions set forth under the heading “—Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all determinations of the benchmark used to calculate the interest rate on the Notes for each floating rate interest period. In accordance with the benchmark transition provisions, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any floating rate interest period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such floating rate interest period and the remainder of the Floating Rate Period.

Absent manifest error, the calculation agent’s determination of the interest rate for a floating rate interest period for the Notes will be binding and conclusive on you, us (if we are not also the calculation agent) and the trustee. By its acquisition of the Notes, each holder of Notes (including, for the avoidance of doubt, each beneficial owner) will acknowledge, accept, consent to and agree to be bound by our and the calculation agent’s determination of the interest rate for each floating rate interest period, including our and its determination of any Benchmark Replacement Conforming Changes, Benchmark Replacement Date, Benchmark Replacement, Benchmark Replacement Adjustment, and Benchmark Transition Event, including as may occur without any prior notice from us or the calculation agent and without the need for us or it to obtain any further consent from any holder. The calculation agent’s determination of any interest rate, and its calculation of interest payments, for any floating rate interest period, will be maintained on file at the calculation agent’s principal offices, will be made available to any holder of the Notes upon request and the calculation agent will provide the Company (if we are not the calculation agent) and the trustee with written notice of the interest rate in effect on the Notes promptly after the Reference Time (or such other date of determination for the applicable Benchmark).

If the then-current Benchmark is Three-Month Term SOFR, the calculation agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the calculation agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the Floating Rate Period will be modified in accordance with the benchmark transition provisions.

When we use the term “business day,” we mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required by law, regulation or executive order to be closed in The City of New York, New York; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or Term SOFR or any direct or indirect calculation or determination of SOFR or Term SOFR, the term “business day” means any such day that is also a U.S. Government Securities Business Day.

If any Floating Period Interest Payment Date or the maturity date for the Notes falls on a day that is not a business day, the Company will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day (and, with respect to the maturity date, no additional interest will accrue on the amount payable for the period from and after the maturity date), unless, with respect to a Floating Period Interest Payment Date only, such day falls in the next calendar month, in which case the Floating Period Interest Payment Date will instead be the immediately preceding day that is a business day, and interest will accrue to, but excluding, such Floating Period Interest Payment Date as so adjusted.

The interest payable on the Notes on any Floating Period Interest Payment Date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on March 15, June 15, September 15 or December 15 (whether or not a business day) immediately preceding the Floating Period Interest Payment Date. Payments will include interest accrued to, but excluding, the relevant Floating Period Interest Payment Date. However, interest that the Company pays on the maturity date will be paid to the person to whom the principal will be payable.

Principal and interest on the Notes will be payable by wire transfer in immediately available funds in U.S. dollars at an office or agency of the Company maintained for such purpose, which shall initially be the office of the paying agent.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Subordination of the Notes

Our obligation to make any payment on account of the principal of, or interest on, the Notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness.

“Senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to the Company, on, or substantially similar payments we make in respect of the following categories of debt, whether that debt is outstanding on the date of execution of the supplemental indenture or thereafter incurred, created or assumed:

•

our other indebtedness evidenced by Notes, debentures, or bonds or other securities issued under the provisions of any indenture, fiscal agency agreement, debenture or note purchase agreement or other agreement, including any senior debt securities that may be offered, including by means of a base prospectus and one or more prospectus supplements;

•	our indebtedness for money borrowed or represented by purchase-money obligations, as defined below;

•	our indebtedness to general creditors;

•	our obligations as lessee under leases of property whether made as part of a sale and leaseback transaction to which we are a party or otherwise;

•

indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire and indebtedness of partnerships and joint ventures that is included in our consolidated financial statements;

•	reimbursement and other obligations relating to letters of credit, bankers’ acceptances and similar obligations;

•	obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements and swap and non-swap forward agreements;

•

all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

•	deferrals, renewals or extensions of any of the indebtedness or obligations described in the clauses above,

in each case whether outstanding on the date of execution of the Indenture or incurred later, other than obligations ranking on a parity with the Notes or ranking junior to the Notes.

However, “senior indebtedness” excludes:

•

any indebtedness, obligation or liability referred to in the definition of senior indebtedness above as to which, in the instrument creating, governing or evidencing that indebtedness, obligation or liability, it is expressly provided that such indebtedness, obligation or liability is not senior in right of payment to, is junior in right of payment to, or ranks equally in right of payment with, other specified types of indebtedness, obligations and liabilities of the Company, which other specified types of indebtedness, obligations and liabilities of the Company include the Notes;

•

any indebtedness, obligation or liability that is subordinated to other of our indebtedness, obligations or liabilities to substantially the same extent as or to a greater extent than the Notes are subordinated;

•	all obligations to trade creditors created or assumed by the Company in the ordinary course of business; and

•

the Notes and any other securities issued pursuant to the Indenture and our outstanding junior subordinated debentures and, unless expressly provided in the terms thereof, any of our indebtedness to our subsidiaries.

As used above, the term “purchase-money obligations” means indebtedness, obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, issued to evidence the obligation to pay or a guarantee of the payment of, and any deferred obligation for the payment of, the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable.

Notwithstanding the foregoing, if the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used herein will have the meaning as described in that rule or interpretation.

In accordance with the subordination provisions of the Indenture and the Notes, we are permitted to make payments of accrued and unpaid interest on the Notes on the Interest Payment Dates and at maturity and to pay the principal of the Notes at maturity unless:

•	we are subject to any insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities; or

•

a default in the payment of principal of, or premium, if any, or interest on, any senior indebtedness has occurred and is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior indebtedness or would occur as a result of a payment of principal of, or premium, if any, or interest on, the Notes being made and that event of default would permit the holders of any senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity of that senior indebtedness and such default or event of default has not been cured, waived and otherwise ceased to exist.

In the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, we must pay to the holders of all of our senior indebtedness the full amounts of principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the Notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the Notes and any of our other indebtedness and obligations ranking equally in right of payment with the Notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the Notes and such other of our indebtedness and obligations that rank equally in right of payment with the Notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the Notes and such other indebtedness and obligations, those assets will be applied ratably to the payment of such amounts owing with respect to the Notes and such other indebtedness and obligations.

In the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, if the holders of the Notes receive for any reason any payment on the Notes or other distributions of our assets with respect to the Notes before all of our senior indebtedness is paid in full, the holders of the Notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

By reason of the above subordination in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

We have outstanding junior subordinated debentures that relate to outstanding trust preferred securities issued by certain special purpose trusts to which the Notes will rank senior in right of payment. In addition, we may incur other indebtedness and obligations, the terms of which provide that such indebtedness ranks either equally with or junior in right of payment to the Notes or promissory notes, bonds, debentures and other evidences of indebtedness of a type that includes the Notes. As discussed above, in the event of our insolvency, bankruptcy, receivership, liquidation or other marshalling of our assets and liabilities, the indebtedness and obligations ranking equally with the Notes will participate ratably in any of our assets remaining after the payment in full of all of our senior indebtedness. In such circumstances, our indebtedness and other obligations junior in right of payment to the Notes, such as our junior subordinated debentures, will not be entitled to receive any payments until the Notes and all of our indebtedness and obligations ranking equally in right of payment to the Notes have been paid in full.

All liabilities of Rockland Trust, including deposits, and our other subsidiaries, including each subsidiary’s liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the Notes to the extent of the assets of such subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the Notes, we will need to rely on dividends paid to us by Rockland Trust, which is a regulated financial institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the Notes at their maturity, we may rely on the funds we receive from dividends paid to us by our subsidiaries, but will likely have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the Notes. Regulatory rules may restrict Rockland Trust’s ability to pay dividends or make other distributions to us or to provide funds to us by other means. As a result of the foregoing, with respect to the assets of each of our subsidiaries, our creditors (including the holders of the Notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, including the depositors of Rockland Trust, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

As discussed above, neither the Notes nor the Indenture contains any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we, Rockland Trust or any of our other subsidiaries may incur. As of December 31, 2024, Independent Bank Corp. had $639 million of borrowings outstanding with the Federal Home Loan Bank of Boston, no subordinated indebtedness outstanding ranking equally with the Notes and $61 million of junior subordinated indebtedness on a gross basis (which was comprised of our existing junior subordinated debentures) outstanding ranking junior to the Notes. As of December 31, 2024, Rockland Trust and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $16.4 billion, excluding intercompany liabilities.

Optional Redemption and Redemption Upon Special Events

We may redeem the Notes, at our sole option, beginning with the Interest Payment Date of April 1, 2030 and on any Interest Payment Date thereafter, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve Board, to the extent that such approval is then required under the rules of the Federal Reserve Board. If we elect to redeem the Notes, we will be required to notify the trustee of the aggregate principal amount of Notes to be redeemed and the redemption date. Any such redemption may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption. If fewer than all of the Notes are to be redeemed, the trustee is required to select the Notes to be redeemed in accordance with the rules of DTC (or, in the case of any certificated Notes, by lot or in such other manner it deems fair and appropriate). The Notes are not subject to repayment at the option of the holders. The Notes may not otherwise be redeemed by us prior to the scheduled maturity of the Notes, except we may, at our sole option, redeem the Notes at any time before the scheduled maturity of the Notes in whole, but not in part, upon or after the occurrence of any of the following:

(1) a “Tax Event,” which is defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel or a nationally recognized accounting firm to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law, treaty, statute or code, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”), (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the date of original issuance of the Notes, resulting in more than an insubstantial increase in the risk that the interest paid by us on the Notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(2) a “Tier 2 Capital Event,” which is defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve Board (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

(3) our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption of the Notes will be at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, and may be subject to the satisfaction of one or more conditions precedent set forth in the applicable notice of redemption. Notwithstanding the foregoing, installments of interest on any Notes that are due and payable on Interest Payment Dates falling on or prior to the applicable date of redemption will be payable on such Interest Payment Dates to the registered holders at the close of business on the relevant record dates in accordance with the Notes and the Indenture. Any redemption of the Notes would require prior approval of the Federal Reserve Board, to the extent that such approval is then required under the rules of the Federal Reserve Board.

Our election to redeem any of the Notes will be provided to the trustee at least 10 days prior to the redemption date (or such lesser time as the trustee may agree to in writing). In the case of any redemption, at least 10 days but no more than 60 days before the redemption date, the Company shall send in accordance with the applicable procedures of the depositary, or if the Notes are not then global securities the Company shall mail, or cause to be mailed, a notice of redemption by first-class mail to each holder of Notes to be redeemed at such holder’s registered address appearing on the register.

The Notes Are Intended to Qualify as Tier 2 Capital

We intend to treat the Notes as Tier 2 capital (or its then equivalent if we were subject to such capital requirement) under the capital adequacy rules established by the Federal Reserve Board for bank holding companies, as the same may be amended or supplemented from time to time. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior indebtedness;

•

not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution;

•

only be callable after a minimum of five years following issuance, except upon certain special events, and, in any case, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under the rules of the Federal Reserve Board; and

•

unless the Federal Reserve Board authorizes us to do otherwise in writing, not be redeemed or repurchased unless they are replaced with an equivalent amount of other Tier 2 capital instruments or we can demonstrate to the satisfaction of the Federal Reserve Board that following redemption, we will continue to hold capital commensurate with our risk.

Events of Default; Limitation on Suits

Under the Indenture, an event of default with respect to the Notes will occur if (i) we fail to pay any interest on the Notes and any Notes of the same series offered in the future when such interest becomes due and payable and such failure continues for 30 days, (ii) we fail to pay principal of any Notes of that series when due, whether at maturity or upon redemption, (iii) upon our default in the performance, or breach, of any other covenant or warranty of the Company contained in the Indenture, other than a covenant or warranty for which the consequences of breach or nonperformance are addressed as a separate event of default or a covenant or warranty which has been expressly included in the Indenture solely for the benefit of any other series of subordinated debt securities issued under the Indenture, and such default continues for 90 consecutive days after there has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Notes then outstanding as provided in accordance with the Indenture, or (iv) upon the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States of America or any political subdivision thereof, and such decree or order shall have continued unstayed and in effect for a period of 60 consecutive days or the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency, or reorganization law, now or hereafter in effect of the United States of America or any political subdivision thereof, or the consent by the Company to the entry of a decree or order for relief in an involuntary case under any such law, each of which events of default we refer to as an “insolvency event of default.”

Neither the trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes in the case of our failure to pay the principal of, or interest on, the Notes or our nonperformance of any other covenant or warranty under the Notes or the Indenture. Nevertheless, during the continuation of such an event of default under the Notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments of interest and the payment of principal at the scheduled maturity of the Notes, as well as the performance of any covenant or agreement in the Indenture. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under “—Subordination of the Notes.”

If an insolvency event of default occurs and is continuing, the principal amount and accrued and unpaid interest on the Notes shall become immediately due and payable, without the need for any action on the part of the holders of the Notes or the trustee, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the Notes. At any time after acceleration with respect to the Notes has occurred, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of outstanding Notes of the series of our subordinated Notes which the Notes are a part and other affected series of securities issued under the Indenture, voting as one class, by written notice to the Company and the trustee, may waive all defaults and rescind and annul any acceleration occurring as to any and all securities of such series, including the Notes, but only if (i) the Company has paid or deposited with the trustee a sum of money sufficient (a) to pay to the holders of the outstanding securities of all affected series of securities established under the Indenture, including the Notes, (1) all overdue installments of any interest that have become due otherwise than by such declaration of acceleration, (2) the principal of and any premium that have become due otherwise than by such declaration of acceleration and, to the extent permitted by applicable law, interest thereon at the rate or respective rates, as the case may be, of interest borne by these securities and (3) to the extent permitted by applicable law, interest upon installments of any interest, if any, that have become due otherwise than by such declaration of acceleration at the rate of interest at the rate or respective rates, as the case may be, borne by these securities and (b) to pay all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and all other amounts due the trustee under the Indenture; and (ii) all events of default with respect to the Notes other than the nonpayment of the principal of, or any premium and interest on, the Notes that shall have become due solely by such acceleration, shall have been cured or waived as provided in the Indenture. Even in the event of an acceleration of the maturity of the Notes upon the occurrence of an insolvency event, the rights of the holders of the Notes to receive payment of the principal of, and accrued and unpaid interest on, the Notes remain subject to the subordination provisions of the Notes as discussed above under “ —Subordination of the Notes.”

The Indenture provides that, subject to the duty of the trustee upon the occurrence of an event of default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to the trustee against the costs, expenses, fees, claims, damages, losses and liabilities (including reasonable and documented attorney’s fees and expenses) that may be incurred by it in complying with such request or direction. Subject to certain provisions in the Indenture, the holders of a majority in principal amount of the Notes outstanding from time to time will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes.

Effect of Benchmark Transition Event

If the calculation agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any floating rate interest period during the Floating Rate Period, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during such floating rate interest period and all subsequent floating rate interest periods. In connection with the implementation of a Benchmark Replacement, the calculation agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

As used herein:

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if (i) the calculation agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (ii) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

1)	Compounded SOFR;

2)

the sum of: (i) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;

3)	the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; and

4)

the sum of: (i) the alternate rate that has been selected by the calculation agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (ii) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the calculation agent as of the Benchmark Replacement Date:

1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the calculation agent, giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative, or operational changes (including, without limitation, changes to the definition of “floating rate interest period,” timing and frequency of determining rates with respect to each floating rate interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

1)	in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

2)	in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of

•	the date of the public statement or publication of information referenced therein and

•	the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

3)	in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

1)	if the Benchmark is Three-Month Term SOFR, we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

2)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

3)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

4)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the calculation agent in accordance with:

1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

2)

if, and to the extent that, the calculation agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the calculation agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the spread specified above.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined by the calculation agent for the Corresponding Tenor by interpolating on a linear basis between: (i) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (ii) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The terms “Reference Time,” “Relevant Governmental Body,” “SOFR” and “Term SOFR” have the meanings set forth under the heading “—Floating Rate Period.”

Determinations and Decisions

The calculation agent is expressly authorized to make certain determinations, decisions, and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period and under the benchmark transition provisions. Any determination, decision, or election that may be made by us or by the calculation agent under the terms of the Notes, including any determination with respect to the use of Three-Month Term SOFR as the Benchmark for the Floating Rate Period, any determination under the benchmark transition provisions, any determination of a tenor, rate, or adjustment or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the holders of the Notes, us (if we are not also the calculation agent) and the trustee absent manifest error;

•	if made by us as calculation agent, will be made in our sole discretion;

•

if made by a calculation agent other than us, will be made after consultation with us, and the calculation agent will not make any such determination, decision, or election to which we reasonably object; and

•	notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes or the trustee or any other person.

If the calculation agent fails to make any determination, decision, or election that it is required to make under the terms of the applicable Notes, then we will make such determination, decision, or election on the same basis as described above. The Indenture provides that the trustee will have no liability relating to any delay caused by the calculation agent’s failure to timely or appropriately determine the rate of interest borne by the Notes.

Modification of the Indenture

Article IX of the Base Indenture shall apply to the Notes. In addition, without the consent of any holders of Notes, the Company and the trustee, at any time and from time to time, may enter into one or more supplemental indentures to implement in accordance with the terms herein any Three-Month Term SOFR Conventions or any benchmark transition provisions after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred (or in anticipation thereof).

Calculation Agent

We will appoint a calculation agent for the Notes prior to the commencement of the Floating Rate Period. We will act as the initial calculation agent.

The calculation agent shall have all the rights, protections and indemnities afforded to the trustee under the Indenture. The calculation agent may be removed by the Company at any time. If the calculation agent is unable or unwilling to act as calculation agent or is removed by the Company, the Company will promptly appoint a replacement calculation agent. For the avoidance of doubt, if at any time there is no calculation agent appointed by the Company, then the Company shall be the calculation agent.

Indenture Trustee

U.S. Bank will act as trustee under the Indenture pursuant to which the Notes will be issued. From time to time, we and some of our subsidiaries maintain and may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the Notes, or upon the occurrence of a default under another indenture under which U.S. Bank serves as trustee, the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

The trustee (acting in any capacity) shall have no (i) responsibility or liability for the (A) Three-Month Term SOFR Conventions, (B) selection of an alternative reference rate to Three-Month Term SOFR (including, without limitation, whether the conditions for the designation of such rate have been satisfied or whether such rate is a Benchmark Replacement or an Unadjusted Benchmark Replacement), (C) determination or calculation of a Benchmark Replacement, or (D) determination of whether a Benchmark Transition Event or Benchmark Replacement Date has occurred, and in each such case under clauses (A) through (D) above shall be entitled to conclusively rely upon the selection, determination, and/or calculation thereof as provided by the Company or its calculation agent, as applicable, and (ii) liability for any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s or the calculation agent’s failure to select a Benchmark Replacement or the calculation agent’s failure to calculate a Benchmark. The trustee shall be entitled to rely conclusively on all notices from the Company or the calculation agent regarding any Benchmark or Benchmark Replacement, including, without limitation, in regard to Three-Month Term SOFR Conventions, a Benchmark Transition Event, Benchmark Replacement Date, and Benchmark Replacement Conforming Changes. The trustee shall not be responsible or liable for the actions or omissions of the calculation agent, or any failure or delay in the performance of the calculation agent’s duties or obligations, nor shall it be under any obligation to monitor or oversee the performance of the calculation agent. The trustee shall be entitled to rely conclusively on any determination made, and any instruction, notice, officers’ certificate or other instruction or information provided by the Company or the calculation agent without independent verification, investigation or inquiry of any kind. The trustee may, but shall not be obligated to, enter into any supplemental indenture which affects the trustee’s own rights, duties or immunities under the Indenture or otherwise.

Notwithstanding the provisions of the Indenture, neither the trustee nor any paying agent shall be charged with knowledge of the existence of any senior indebtedness or of any event that would prohibit the making of any payment or moneys to or by the trustee or such paying agent, unless and until a responsible officer of the trustee or such paying agent shall have received written notice thereof from the Company or from the holder of any senior indebtedness or from the representative of any such holder.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

The Notes offered hereby will be issued only in fully registered form, without interest coupons, and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes offered hereby will be evidenced by a global note which will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for Notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•

DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary; or

•	an event of default with respect to the Notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such Notes in certificated form will be issued in minimum denominations of $1,000 and multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot get Notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) Notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called “participants”) and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

We will make cash payments of interest on and principal of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the Notes at the corporate trust office of the trustee for the Notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the Notes, but Independent may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in Notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the Notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the Notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We, the trustee and paying agent have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we, the trustee and paying agent are not responsible for maintaining, supervising or reviewing any of those records.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion applies only to purchasers of the Notes who acquire the Notes in this offering at the offering price (which is the first price at which a substantial amount of the Notes is sold for cash to investors other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) indicated on the cover page of this prospectus supplement and hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as, for example, banks, thrifts, or other financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, regulated investment companies, real estate investment trusts, certain former citizens or long-term residents of the United States, persons holding notes as part of a straddle, hedge, constructive sale, conversion transaction or other risk reduction or integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies,” U.S. Holders that hold the Notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, pass-through entities or investors in such pass-through entities or persons liable for any alternative minimum tax. Further, this discussion does not address the U.S. federal estate and gift tax, the Medicare tax on net investment income, or state, local and foreign tax consequences of holding and disposing of the Notes. In addition, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a holder of the Enterprise Notes. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in the Notes are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the Notes.

This discussion is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of the Notes. Prospective investors should consult their tax advisors regarding the U.S. federal income tax and other federal tax consequences to them of owning and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

U.S. Holders

Stated Interest

Stated interest paid on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

The Notes are expected to be treated for U.S. federal income tax purposes as “variable rate debt instruments.” Based on the application of U.S. Treasury regulations applicable to variable rate debt instruments and the expected pricing terms of the Notes, we also do not expect the Notes to be treated as being issued with original issue discount (“OID”). However, if the initial interest rate on the Notes or the interest rate on each interest reset date were determined to be set in a manner inconsistent with such expectation, the Notes could be treated as issued with OID.

If the Notes were treated as issued or reissued with OID, you generally would be required to include in taxable income (as ordinary income) for each taxable year, using a constant yield method in the manner prescribed in Treasury regulations for a variable rate debt instrument that provides for stated interest at one or more qualified floating rates or at a qualified inverse floating rate and in addition provides for stated interest at a single fixed rate (other than an initial fixed rate for a period of one year or less), the daily portions of OID, if any, that accrue on the Notes, for each day in such taxable year on which you own the Notes, regardless of your regular method of accounting for U.S. federal income tax purposes. Thus, you would be required to include OID in income in advance of the receipt of the cash to which such OID is attributable, and actual payments of stated interest would not be reported separately as taxable income.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for the note. However, assuming the Notes are not treated as issued or reissued with OID (as described above), the amount realized does not include any amount attributable to accrued but unpaid interest, which will be taxed as ordinary interest income, as described above in “—Stated Interest,” to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, provided, that if the note is treated as having been issued with OID at the time of issuance or as having been reissued with OID after the exercise of our interest deferral option, such adjusted tax basis would be increased by the amount of any OID previously included in the U.S. Holder’s gross income with respect to the note and decreased by any payments received on the note since and including the date that the note was deemed to be issued or reissued with OID. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments on the Notes, accruals of OID (if any) and the proceeds from a sale or other disposition of the Notes (including a redemption). A U.S. Holder generally will be subject to backup withholding on any such payments or proceeds if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—The Foreign Account Tax Compliance Act (“FATCA”),” payments of interest (which for purposes of this discussion of Non-U.S. Holders, includes OID) on the Notes by Independent or any applicable withholding agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that: (a) interest paid on the Notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States); (b) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Independent that are entitled to vote; (c) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Independent within the meaning of Section 864(d)(4) of the Code; (d) the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and (e) the Non-U.S. Holder either (x) certifies on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the Notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.

Subject to the discussion below under “—Effectively Connected Income,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an in individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-U.S. Holder described in (i) above, you generally will be subject to tax as described below in “—Effectively Connected Income.” If you are a Non-U.S. Holder described in (ii) above, you generally will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on any gain derived from the sale, exchange, retirement or other taxable disposition of a note, which may be offset by certain U.S. source capital losses.

Effectively Connected Income

If interest or gain recognized on a note by a Non-U.S. Holder is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Payments of Interest” if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI.

Information Reporting and Backup Withholding

Information reporting generally will apply in connection with payments of interest (including OID) to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. Copies of information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person or otherwise establishes an exemption, the Non-U.S. Holder may be subject to additional information reporting and U.S. backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes (including a redemption). Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will generally satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any) and may entitle the Non-U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Information reporting and backup withholding generally will not apply to any proceeds from a disposition of a note effected outside the United States by a non-U.S. office of a broker, unless such broker has certain connections to the United States, in which case information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

The Foreign Account Tax Compliance Act (“FATCA”)

The Foreign Account Tax Compliance Act imposes a U.S. federal withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of interest on, and the gross proceeds from a disposition (including a retirement or redemption) of, a debt instrument paid to certain non-U.S. entities, including (i) certain foreign financial institutions and investment funds (including, in some instances, where such an entity is acting as an intermediary) that do not comply with certain withholding and reporting requirements regarding U.S. account holders and (ii) certain non-financial foreign entities that do not provides sufficient documentation evidencing either an exemption from FATCA or adequate information regarding substantial U.S. owners of such entity. Pursuant to proposed U.S. Treasury Regulations (upon which taxpayers are permitted to rely until final U.S. Treasury Regulations are issued), this withholding tax generally will not apply to payments of gross disposition proceeds. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of the Notes may be eligible for a refund or credit of such taxes. Prospective purchasers of the Notes should consult their own tax advisors regarding these withholding and reporting provisions.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Notes or any interest therein by (i) employee benefit plans within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans (including individual retirement accounts) and other arrangements that are subject to Section 4975 of the Code, (iii) plans and other arrangements that are subject to provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iv) entities whose underlying assets are considered to include the assets of any such plan, account or arrangement described in clauses (i), (ii), and (iii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), (iii), and (iv) referred to as a “Plan”).

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA (an “ERISA Plan”) and ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan or other Plan that is subject to Section 4975 of the Code (together, a “Covered Plan”) and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Notes or any interest therein with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan. Each fiduciary of an ERISA Plan should also consider whether such investment is in accordance with the fiduciary standards of ERISA, including, without limitation, the prudence and diversification requirements of ERISA. Each fiduciary of a Covered Plan should also consider whether such investment is in accordance with the prohibited transaction provisions of ERISA and the Code. Fiduciaries of Plans that are not Covered Plans should consider any applicable Similar Laws (including any applicable fiduciary standards under such Similar Laws) in determining whether to invest in the Notes or any interest therein.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving the Covered Plan’s assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Notes or any interest therein by a Covered Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code. However, there are a number of statutory and administrative exemptions that may apply to various prohibited transactions. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of the Notes or any interest therein by a Covered Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions provided that neither we nor an underwriter, nor any of our or their respective affiliates (directly or indirectly) has or exercises any discretionary authority or control with respect to the investment of the assets of any Covered Plan involved in the transaction or renders any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring or holding the Notes or any interest therein in reliance on these or any other exemption should carefully review the exemption in consultation with their legal advisors to ensure it is applicable. There can be no assurance that any of the above-noted exemptions, or any other exemption, will apply to all otherwise prohibited transactions in connection with an investment in the Notes or any interest therein, or that all of the conditions of the above-described exemptions, or any other exemption will be satisfied.

Plans that are governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the Notes or any interest therein. Any fiduciary of such a Plan considering an investment in the Notes or any interest therein should consult with its legal advisors before purchasing Notes or any interest therein to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under any applicable Similar Laws.

Because of the foregoing, the Notes or any interest therein should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the Notes or any interest therein, each purchaser and subsequent transferee of the Notes or any interest therein will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to purchase or hold the Notes or any interest therein constitutes assets of any Plan, or (ii) the purchase and holding of the Notes or any interest therein by such purchaser or transferee Plan will not result in a violation of the fiduciary rules under ERISA or constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or holding the Notes or any interest therein on behalf of, or with the assets of, any Plan, consult with their legal advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption is needed and, if so, applicable to the purchase and holding of the Notes or any interest therein.

The sale of Notes or any interest therein to a Plan is in no respect a representation or recommendation by us or the underwriters that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Purchasers of the Notes or any interest therein have the exclusive responsibility for ensuring that their purchase and holding of the Notes or any interest therein complies with the fiduciary responsibility rules of ERISA, does not violate the prohibited transaction rules of ERISA or the Code, and does not violate any applicable Similar Laws. Plans, including IRAs and other arrangements that are subject to Section 4975 of the Code, should consider the fact that none of us, the underwriters or our or their respective affiliates is acting as a fiduciary to any Plan with respect to the decision to purchase the Notes or any interest therein in connection with the initial offer and sale hereunder, and we are not undertaking to provide investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision. This disclosure is intended to be general in nature and is not directed at any specific purchaser of the Notes or any interest therein, and does not constitute advice regarding the advisability of an investment in the Notes or any interest therein for any specific purchaser.

UNDERWRITING

We and Rockland Trust have entered into an underwriting agreement, dated March 20, 2025 (the “Underwriting Agreement”), with Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co. (together, the “underwriters”) with respect to the Notes. Subject to certain conditions, the underwriters have agreed to purchase, severally, the aggregate principal amount of Notes set forth next to their names in the following table.

Underwriters	Principal Amount of Notes

Keefe, Bruyette & Woods, Inc.	$180,000,000
Piper Sandler & Co.	$120,000,000

Total	$300,000,000

The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters are committed to purchase all the Notes offered by us if they purchase any Notes. The Underwriting Agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated, subject to certain conditions.

The Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of 0.50% of the principal amount per note. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities having a tenor of more than one year for a period of 30 days from the date of the Underwriting Agreement without the prior written consent of the underwriters.

Discounts, Commission and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before estimated expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes offered hereby).

	Per Note	Total

Public offering price(l)	100.000%	$300,000,000
Underwriting discounts and commissions paid by us	1.000%	$3,000,000

Proceeds to us, before estimated expenses	99.000%	$297,000,000

(1) Plus accrued interest from March 25, 2025, to the date of delivery.

We estimate expenses payable by us in connection with this offering, other than, in each case, underwriting discounts and commissions, will be approximately $900,000. This estimate reflects that we may reimburse the underwriters for certain of their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including certain expenses attributable to legal fees and marketing, syndication and travel in the amount not to exceed $200,000. The underwriters may also reimburse us for certain of our expenses related to the offering.

Indemnification

We and Rockland Trust, jointly and severally, have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

No Public Trading Markets

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

Stabilization

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue such activities at any time without notice.

Neither we nor the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their respective affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or its respective affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.

Our Relationships with the Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Specifically, Keefe, Bruyette & Woods, Inc. is serving as our financial advisor in connection with the Merger, and Piper Sandler & Co. is serving as Enterprise’s financial advisor in connection with the Merger.

In addition, in the ordinary course of its business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect that delivery of the Notes will be made against payment therefor on or about March 25, 2025, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

WHERE YOU CAN FIND MORE INFORMATION

Independent files annual, quarterly and current reports, proxy and information statements, and other information with the SEC. These reports, proxy and information statements, and other information that Independent files electronically with the SEC are available to the public at the web site maintained by the SEC at http://www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Independent by accessing Independent’s web site at www.RocklandTrust.com under the tab “Investor Relations” and then under the heading “SEC Filings.” The web addresses of the SEC and Independent are included as inactive textual references only. Except as specifically incorporated by reference into this prospectus supplement, information on those web sites is not part of this prospectus supplement.

Independent has filed a registration statement on Form S-3 with the SEC under the Securities Act relating to our debt securities. This prospectus supplement is a part of that registration statement. As allowed by SEC rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits or schedules to the registration statement. Statements contained in this document as to the content of any contract, agreement or other document referenced in this document are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

You can obtain copies of this prospectus supplement and the accompanying prospectus and any of the Independent documents incorporated by reference herein or certain other information concerning Independent, without charge, upon written or oral request to Independent’s principal executive offices. The address and phone number of such principal executive office is listed below.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Meagan Silva

(781) 982-6737

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that Independent can disclose important information to you by referring to those documents, and later information that Independent files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus supplement. Independent hereby incorporates by reference the following documents:

•	Our 2024 Annual Report filed with the SEC on February 28, 2025;

•	Our Current Reports on Form 8-K filed with the SEC on February 24, 2025 and March 20, 2025;

•

The portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 28, 2024, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023; and

•

All filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (except for information in those filings that is “furnished” to, rather than “filed” with, the SEC, such as information furnished pursuant to Items 2.02 or 7.01 of Form 8-K) until all the securities to which this prospectus supplement relates are sold or the offering otherwise terminates.

For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes the statement in the document.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon for Independent by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Covington & Burling LLP, New York, New York.

EXPERTS

The consolidated financial statements of Independent Bank Corp. appearing in Independent Bank Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Independent Bank Corp.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

INDEPENDENT BANK CORP.

Common Stock

Preferred Stock

Depositary Shares

Warrants or Other Rights

Stock Purchase Contracts

Debt Securities

Units

We and/or one or more selling security holders to be identified in the future may offer to sell, from time to time, shares of our common stock or preferred stock, either separately or represented by depositary shares, rights or warrants exercisable for our common stock, preferred stock or depositary shares representing preferred stock, stock purchase contracts, debt securities and units (together, the “Securities”). Such Securities may be offered separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more prospectus supplements. The preferred stock, debt securities and warrants or other rights may be convertible into or exercisable for other securities.

This prospectus provides you with a general description of the Securities that may be offered. Each time Securities are sold, we will provide one or more supplements to this prospectus that will contain additional information about the specific offering and the terms of the Securities being offered. The supplements may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement before you invest in any of our Securities.

The Securities may be offered and sold in any combination or amounts, at prices and on terms that we will determine at the time of any particular offering, to or through one or more agents, dealers or underwriters, or directly to purchasers, including through subscription rights offerings, on a continuous or delayed basis.

Our common stock is listed on The Nasdaq Global Select Market and trades on the exchange under the symbol “INDB.”

Our principal executive offices are located at 2036 Washington Street, Hanover, Massachusetts 02339, and our telephone number at that address is (781) 878-6100.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus, the risk factors from our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus, and in any of our subsequently filed quarterly and current reports that are incorporated by reference and in any applicable prospectus supplement for information that you should consider before purchasing the Securities offered by this prospectus.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The Securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents. We are not making an offer to sell the Securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is August 8, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, we may, from time to time, sell any of the Securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. A prospectus supplement may add information to, or update or change information contained in, this prospectus.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the Securities. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete understanding of such contract or document.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus may add to, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” each refer to Independent Bank Corp. and its subsidiaries and their predecessors.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and current reports, proxy and information statements, and other information with the SEC. You can access copies of these documents on the SEC’s website at http://www.sec.gov and on our website at www.RocklandTrust.com under the “Investor Relations” tab and then under the heading “SEC Filings.” The web addresses of the SEC and the Company are included as inactive textual references only. Except as expressly stated herein, information contained on or accessible through the SEC website and on our website does not constitute a part of this prospectus and is not incorporated by reference herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This helps us disclose certain important information to you by referring you to the documents we file with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

•	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 filed with the SEC on May 8, 2024, and June 30, 2024, filed with the SEC on August 6, 2024;

•	Current Reports on Form 8-K and amendments thereto filed with the SEC on March 21, 2024, May 16, 2024, and June 20, 2024;

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The information in the Definitive Proxy Statement for the Company’s 2024 Annual Shareholder Meeting filed with the SEC on March  28, 2024 that is incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

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The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January  21, 1986, as updated by the description of our common stock contained in Exhibit 4.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for portions of those reports which are deemed furnished and not filed) prior to the filing of a post-effective amendment which indicates that all Securities offered have been sold or which deregisters all Securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may obtain copies of these documents, other than exhibits, free of charge by contacting Patricia M. Natale, General Counsel, at our principal office, which is located at 2036 Washington Street, Hanover, Massachusetts 02339, or by telephone at (781) 878-6100.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference, and any accompanying prospectus supplement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by forward-looking terminology such as “should,” “could,” “will,” “may,” “expect,” “believe,” “forecast,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “estimate,” “intend,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties and our actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors listed under the “Risk Factors” section hereof and the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and those discussed in our SEC reports on Forms 10-Q and 8-K, which are incorporated by reference in this prospectus, include, but are not limited to:

•	adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;

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events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits, significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;

•	the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;

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the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, whether caused by geopolitical concerns, including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas and the possible expansion of such conflicts, political and policy uncertainties with the approach of the U.S. presidential election, changes in U.S. and international trade policies, or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;

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unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company’s business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;

•	adverse changes or volatility in the local real estate market;

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changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

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the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, including as a result of intensified regulatory scrutiny in the aftermath of regional bank failures and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;

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increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;

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inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence;

•	electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

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the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;

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changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;

•	the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;

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changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

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operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business;

•	any unexpected material adverse changes in the Company’s operations or earnings.

Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC. Any such information so updated or replaced shall not be deemed, except as so updated or replaced, to constitute a part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about Independent Bank Corp. and a general description of the Securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of the Company and the terms of the Securities we will offer, you should read this entire prospectus carefully, including the applicable prospectus supplement for the Securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

The descriptions of the Securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of Securities that we or selling security holders may offer. The particular material terms of the Securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered Securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax consequences relating to the offered Securities, and the securities exchange, if any, on which the offered Securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant Securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock, par value $0.01 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants or Other Rights

We may sell warrants or other rights to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of any such warrants or other rights, including whether our or your obligations, if any, under any warrants or other rights may be satisfied by delivering or purchasing the underlying securities or their cash value.

Stock Purchase Contracts

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other security or property at a future date or dates. In a prospectus supplement, we will inform you of the specific terms of any series of stock purchase contracts, including whether the consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Units

We may sell any combination of one or more of the Securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of Securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in the Securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” above. The material risks and uncertainties that management believes affect the Company will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or on which management is not focused or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of Securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in Rockland Trust Company and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of any Securities may identify different or additional uses for the proceeds of that offering.

LEGAL MATTERS

The validity of the Securities being offered hereby is being passed upon by Day Pitney LLP, Boston, Massachusetts. The legality of the Securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Independent Bank Corp. appearing in Independent Bank Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of Independent Bank Corp.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$300,000,000

Independent Bank Corp.

7.25% Fixed-to-Floating Rate Subordinated Notes due 2035

Prospectus Supplement

Joint Book-Running Managers

March 20, 2025